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                                                                Exhibit 4.1(r)-1


                          JOINDER TO SECURITY AGREEMENT

          Reference is made to that certain Indenture between PEI Holdings, Inc., a Delaware corporation ("Issuer"), the Guarantors party thereto ("Guarantors") and Bank One, N.A., a national banking association, as Trustee ("Trustee"), dated as of March 11, 2003 (as such document is amended, modified or supplemented from time to time, the "Indenture").

          In accordance with Section 4.11 of the Indenture, Andrita Studios, Inc., a California corporation ("Andrita"), hereby agrees to become a party to that certain Security Agreement, dated as of March 11, 2003 (as amended, modified or supplemented from time to time, the "Security Agreement"; capitalized terms not otherwise defined herein shall have the meanings stated in the Security Agreement), among Playboy Enterprises, Inc., certain direct and indirect subsidiaries of Issuer and Trustee, by executing this Joinder to Security Agreement ("Joinder"), and further agrees that, in accordance with the Security Agreement on and after the date set forth below, Andrita is a "Debtor" thereunder and shall be bound by all the terms and provisions of the Security Agreement.

          Andrita hereby agrees that it makes each of the representations set forth in the Security Agreement as of the date set forth below. For purposes of determining Andrita's compliance with such representations and warranties pursuant to this paragraph, references to Schedules shall be deemed to include the disclosures made on the correspondingly numbered Schedules attached hereto.

          The undersigned hereby agree that the Schedules to the Security Agreement are each hereby supplemented as set forth on the correspondingly numbered Schedules attached hereto.

          To secure the payment and performance of the Obligations, Andrita hereby grants to Trustee, for its benefit and the benefit of the Holders, and for the benefit of each Affiliate of Trustee and each Holder, a lien on, security interest in and right of set-off against any and all right, title and interest in and to any and all property and interests in property of Andrita, whether now owned or existing or hereafter created, acquired or arising, including all of the following properties and interests in properties, whether now owned or hereafter created, acquired or arising (all being collectively referred to herein as the "Collateral"):

          (i)    Accounts;

          (ii)   Chattel Paper;

          (iii) Commercial Tort Claims specifically identified on Schedule III hereto;

          (iv) Deposit Accounts, all cash, and other property deposited therein or otherwise credited thereto from time to time and other monies and property in the possession or under the control of Trustee or any Holder or any affiliate, representative, agent or correspondent of Trustee or any Holder;

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          (v)    Documents;

          (vi) General Intangibles, including without limitation any and all Intellectual Property;

          (vii) Goods, including without limitation any and all Inventory, any and all Equipment and any and all Fixtures;

          (viii) Instruments;

          (ix)   Investment Property;

          (x)    Letter-of-Credit Rights;

          (xi)   Supporting Obligations;

          (xii) Any and all other personal property and interests in property whether or not subject to the UCC;

          (xiii) Any and all books and records, in whatever form or medium, that at any time evidence or contain information relating to any of the foregoing properties or interests in properties or are otherwise necessary in the collection thereof or realization thereon;

          (xiv) All Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

          (xv) All Proceeds and products of the foregoing, including without limitation all insurance pertaining to the foregoing and proceeds thereof. Notwithstanding the foregoing, "Collateral" shall not include (i) any stock in a Controlled Foreign Corporation (within the meaning of Section 957 of the Code) in excess of 65% of such stock or in excess of 65% of the total combined voting power of all classes of such entity entitled to vote, (ii) any General Intangibles or other rights arising under any contracts, instruments, licenses or other documents to the extent that the grant of a Lien or security interest therein would (A) result in a breach of the terms of, or constitute a default under, such contract, instrument, license, agreement or other document (other than to the extent that any such term would be rendered ineffective pursuant to
Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code or any successor provision of the Uniform Commercial Code of any relevant jurisdiction or other applicable law) or (B) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder pursuant to a valid and enforceable provision (including without limitation in connection with the operation of Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code or any other applicable law), (iii) any personal property (including motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code or (B) accomplished by appropriate evidence of the lien being recorded in the U.S. Copyright

                                       -2-

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Office or the U.S. Patent and Trademark Office, or (iv) any property subject to any Pledge Agreement.

          Andrita hereby authorizes Trustee to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without the signature of Andrita (to the extent such signature is required under the laws of any applicable jurisdiction), which financing statements may describe the Collateral as "all assets" or "all personal property" or words of like import.

          This Joinder to Security Agreement may be signed in various counterparts which together will constitute one and the same instrument.

          In all other respects, the Security Agreement shall remain unchanged and in full force and effect in accordance with its original terms.

                                       -3-

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Dated: July 22, 2003



                                        ANDRITA STUDIOS, INC.,
                                        a California corporation


                                        By  /s/ Robert D. Campbell
                                            ------------------------------------

                                        Its Treasurer
                                            ------------------------------------



                                        BANK ONE, N.A.,
                                         as Trustee


                                        By  /s/ George N. Reaves
                                            ------------------------------------

                                        Its Vice President
                                            ------------------------------------


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                                   SCHEDULE I

                           ORGANIZATIONAL INFORMATION


(i)    NAME OF DEBTOR

       Andrita Studios, Inc.

(ii)   FORMER NAME(S) (WITHIN A 5-YEAR PERIOD PRECEDING THE CLOSING DATE)

       None

(iii)  TYPE OF ORGANIZATION

       Corporation

(iv)   JURISDICTION OF ORGANIZATION

       California

(v)    ORGANIZATIONAL IDENTIFICATION NUMBER

       C2503423

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                                   SCHEDULE II

                              COLLATERAL LOCATIONS

(i)    Location of Chief Executive Office

       680 N. Lake Shore Drive
       Chicago, IL
       (Leased Location)

(ii)   Other Locations/ Third-Party Locations/Fixture Locations

       3030 Andrita St.
       Los Angeles, CA
       (Leased Location)


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                                  SCHEDULE III

                             COMMERCIAL TORT CLAIMS

                                      None.

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                                   SCHEDULE IV

                         CERTAIN COLLATERAL DISCLOSURES

                                      None.

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                                   SCHEDULE V

                          INTELLECTUAL PROPERTY CLAIMS

                                      None.


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                                   SCHEDULE VI

                          EXCLUDED INVESTMENT PROPERTY

                                      None.